Exhibit 23.2

KPMG LLP

Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2023, with respect to the consolidated financial statements of Spectral MD Holdings, Ltd., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Dallas, Texas
November 21, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.